EXHIBIT 99.1

FOR RELEASE: Immediately

Contact:
Richard K. Arter	Investor Relations 941-362-1200
Tricia L. Fulton	Chief Financial Officer	941-362-1200

Sun Hydraulics Announces Death of Clyde G. Nixon, Chairman of the Board

SARASOTA, FLA, May 1, 2007 – It is with deepest regrets that Sun Hydraulics Corporation (NASDAQ: SNHY) reports that Company Chairman Clyde Nixon died on April 29, 2007, in Sarasota, at the age of 72.

Clyde joined Sun in 1988, and served as its President and Chief Executive Officer from November 1988 until May 2000, at which time he was named Chairman of the Board. A graduate of Cornell University and the Harvard Business School, and Past Chairman of the Board of the National Fluid Power Association, he retired this year as an employee of Sun.

During Clyde’s tenure at Sun, he used his extensive international experience to help Sun expand globally across Europe and the Asia/Pacific region. In 1997, Clyde led the effort to make Sun a public company, completing the initial public offering on January 9, 1997.

All employees extend our deepest sympathy to Clyde’s family. We will miss his graciousness and wisdom.

A memorial service will be held on June 16, 2007, at 3 p.m., at The First Presbyterian Church, 2050 Oak Street, Sarasota, FL, 34237.

Per the family’s wishes, in lieu of flowers, memorial contributions can be made to:

The University of South Florida Foundation

ATT: Michael Ayers

8350 N. Tamiami Trail

Sarasota, FL 34243

TideWell Hospice and Palliative Care

5955 Rand Boulevard

Sarasota, FL 34238

Or a charity of choice.